As filed with the Securities and Exchange Commission on May 19, 2020

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________________________________________________________________________________________________________________
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
___________________________________________________________________________________________________________________________________
___________________________________________________________________________________________________________________________________
Knight-Swift Transportation Holdings Inc.
(Exact name of registrant as specified in its charter)
___________________________________________________________________________________________________________________________________

Delaware	20-5589597
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)
20002 North 19th Avenue
Phoenix, Arizona 85027
(Address of principal executive offices and zip code)
Second Amended and Restated 2014 Omnibus Incentive Plan
(Full title of the plan)
David A. Jackson
President and Chief Executive Officer
Knight-Swift Transportation Holdings Inc.
20002 North 19th Avenue
Phoenix, Arizona 85027
(602) 269-2000
(Name, address, and telephone number (including area code) of agent for service)

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.    ☐
CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered [1]	Proposed maximum offering price per share [2]	Proposed maximum aggregate offering price [2]	Amount of registration fee
Common stock, $0.01 par value	4,750,000	$37.26	$176,985,000.00	$22,972.65

1
The amount to be registered under the Knight-Swift Transportation Holdings Inc. Second Amended and Restated 2014 Omnibus Incentive Plan (the "Second Amended and Restated Omnibus Plan") increases the number of shares of common stock available for issuance under the Knight-Swift Transportation Holdings Inc. Amended and Restated 2014 Omnibus Incentive Plan (the "Former Omnibus Plan") by an additional 4,750,000 shares. As of May 14, 2020, there were approximately 1,830,767 previously-registered shares that remained available for issuance under the Former Omnibus Plan. Therefore, the Second Amended and Restated Omnibus Plan results in approximately 6,580,767 shares being available for future awards, subject to certain adjustments.

2
Estimated solely for purposes of calculating the registration fee pursuant to Rules 457(c) and 457(h)(1) based upon the average of the high and low prices of the common stock on the New York Stock Exchange on May 14, 2020.

PART I

ITEM 1	PLAN INFORMATION *

ITEM 2	REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION *

*
The documents containing the information specified in Parts I and II of this Form S-8 will be delivered to each employee who is eligible to participate in the Second Amended and Restated Omnibus Plan in accordance with Rule 428(b)(1) under the Securities Act of 1933, as amended (the "Securities Act"). These documents are not being filed with the Securities and Exchange Commission (the "SEC") either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference into this registration statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

ITEM 3	INCORPORATION OF DOCUMENTS BY REFERENCE
The following documents filed by Knight-Swift Transportation Holdings Inc. (the "Company") with the SEC are incorporated by reference into this Registration Statement and are deemed to be a part hereof from the date of filing:

(a)	The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2019.

(b)	The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2020.

(c)	The Company's Current Reports on Form 8-K filed on January 29, 2020, February 7, 2020, April 13, 2020, April 22, 2020, and May 7, 2020.

(d)
The description of the Company's common stock, $0.01 par value is contained in Exhibit 4.1 ("Description of the Registrant's Securities") in the Company's Form 10-K for the year ended December 31, 2019, which updated the description of the Company's common stock filed on Form 8-A with the SEC on December 13, 2010 (Reg. No. 001-35007), including any amendments or reports filed for the purpose of updating such information.

In addition, all documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934,as amended after the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that is incorporated by reference herein modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4	DESCRIPTION OF SECURITIES
Refer to Item 3, above.

ITEM 5	INTERESTS OF NAMED EXPERTS AND COUNSEL
Not applicable.

ITEM 6	INDEMNIFICATION OF DIRECTORS AND OFFICERS
The Company is a Delaware corporation. Section 145(a) of the Delaware General Corporation Law ("DGCL") provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.
Section 145(b) of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
Further subsections of Section 145 of the DGCL provide that:

•
to the extent a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith;

•
the indemnification and advancement of expenses provided for pursuant to Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise both as to action in such person’s official capacity and as to action in another capacity while holding such office. A right to indemnification or to advancement of expenses arising under a provision of the certificate of incorporation or a bylaw shall not be eliminated or impaired by an amendment to the certificate of incorporation or the by-laws after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred;

•
the corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145 of the DGCL; and

•
The indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 of the DGCL shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

Section 145 of the DGCL makes provision for the indemnification of officers and directors in terms sufficiently broad to indemnify officers and directors of the Company under certain circumstances from liabilities (including reimbursement for expenses incurred) arising under the Securities Act.
Under Section 102(b)(7) of the DGCL, a corporation may relieve its directors from personal liability to such corporation or its stockholders for monetary damages for any breach of their fiduciary duty as directors except (i) for a breach of the duty of loyalty, (ii) for acts or omissions not in good faith, or which involve intentional misconduct or a knowing violation of law, (iii) for willful or negligent violations of certain provisions in the DGCL imposing certain requirements with respect to stock repurchases, redemptions and dividends, or (iv) for any transaction from which the director derived an improper personal benefit.
The Company's certificate of incorporation provides that, to the fullest extent permitted by Delaware law, the Company will indemnify and advance expenses of any director or officer who is made or threatened to be made a party to any proceeding by reason of the fact that he or she is or was a director or officer of the Company. In addition, no director or officer of the Company will be liable to the Company or its stockholders for monetary damages with respect to any transaction, occurrence or course of conduct, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL.

The Company currently maintains insurance policies which, within the limits and subject to the terms and conditions thereof, cover certain expenses and liabilities that may be incurred by directors and officers in connection with proceedings that may be brought against them as a result of an act or omission committed or suffered while acting as a director or officer of the Company.

ITEM 7	EXEMPTION FROM REGISTRATION CLAIMED
Not applicable.

ITEM 8	EXHIBITS

Exhibit Number	Description	Page or Method of Filing

3.1	Restated Certificate of Incorporation of Knight-Swift Transportation Holdings Inc.	Incorporated by reference to Exhibit 3.1 of Form 10-Q for the quarter ended September 30, 2018

3.2	Second Amended and Restated By-laws of Knight-Swift Transportation Holdings Inc.	Incorporated by reference to Exhibit 3.2 of Form 8-K filed on November 15, 2018

4.1	Description of the Registrant's Securities	Incorporated by reference to Exhibit 4.1 of Form 10-K for the year ended December 31, 2019

4.2	Swift Transportation Company 2014 Omnibus Incentive Plan	Incorporated by reference to Appendix A to the Company’s 2014 Proxy Statement, filed on April 4, 2014

4.3	Knight-Swift Transportation Holdings Inc. Amended and Restated 2014 Omnibus Incentive Plan	Incorporated by reference to Exhibit 10.40 of Form 10-K for the year ended December 31, 2017

4.4	Knight-Swift Transportation Holdings Inc. Second Amended and Restated 2014 Omnibus Incentive Plan	Incorporated by reference to Appendix B to the Company's 2020 Proxy Statement, filed on April 9, 2020

5.1	Opinion of Ryley Carlock & Applewhite, a professional corporation	Filed herewith

23.1	Consent of Grant Thornton LLP	Filed herewith

23.2	Consent of Ryley Carlock & Applewhite, a professional corporation	Refer to Exhibit 5.1

ITEM 9	UNDERTAKINGS
The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers of sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona, on this 19th day of May 2020.

Knight-Swift Transportation Holdings Inc.
(Registrant)

Date:	May 19, 2020	/s/ David A. Jackson
David A. Jackson
President and Chief Executive Officer

Date:	May 19, 2020	/s/ Adam W. Miller
Adam W. Miller
Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date(s) indicated:

Signature and Title	Date	Signature and Title	Date

/s/ David A. Jackson	May 19, 2020	/s/ Michael Garnreiter	May 19, 2020
David A. Jackson		Michael Garnreiter
President, Chief Executive Officer, and Director		Director
(Principal Executive Officer)

/s/ Adam W. Miller	May 19, 2020	/s/ Robert Synowicki, Jr.	May 19, 2020
Adam W. Miller		Robert Synowicki, Jr.
Chief Financial Officer		Director
(Principal Financial Officer)

/s/ Cary M. Flanagan	May 19, 2020	/s/ David Vander Ploeg	May 19, 2020
Cary M. Flanagan		David Vander Ploeg
Chief Accounting Officer		Director
(Principal Accounting Officer)

/s/ Kevin P. Knight	May 19, 2020	/s/ Kathryn Munro	May 19, 2020
Kevin P. Knight		Kathryn Munro
Executive Chairman		Director

/s/ Gary J. Knight	May 19, 2020	/s/ Roberta Roberts Shank	May 19, 2020
Gary J. Knight		Roberta Roberts Shank
Executive Vice Chairman		Director